-------------------------   UNITED STATES SECURITIES AND EXCHANGE COMMISSION     ----------------------------
                                         Washington, D.C.  20549
         FORM 5                                                                            OMB APPROVAL
                                ANNUAL STATEMENT OF CHANGES IN BENEFICIAL
------------------------                       OWNERSHIP                         ----------------------------
/_/ Check box if no                                                              OMB Number:        3235-0362
    longer subject to            Filed pursuant to Section 16(a) of the          Expires:  September 30, 1998
    Section 16. Form 4       Securities Exchange Act of 1934, Section 17(a)      Estimated average
    or Form 5                 of the Public Utility Holding Company Act of       burden hours per
    obligations may          1935 or Section 30(f) of the Investment Company     response...............  1.0
    continue. See                              Act of 1940                       ----------------------------
    Instruction 1(b).
/_/ Form 3 Holdings
    Reported
/_/ Form 4 Transactions
    Reported
-------------------------------------------------------------------------------------------------------------
1. Name and Address of            2. Issuer Name AND Ticker or      6. Relationship of Reporting
   Reporting Person*                 Trading Symbol                    Person(s) to Issuer
                                                                           (Check all applicable)
                                                                    ___ Director        __ 10% Owner
Taylor    Giles                      Trend-Lines, Inc. "TRND"       _X_ Officer (give   __ Other (specify
________________________________                                                 title            below)
(Last)    (First)     (Middle)                                                   below)
                                                                      Vice President--Operations
Trend-Lines, Inc.                                                     __________________________________
135 American Legion Highway       3. IRS or Social      4. Statement
________________________________     Security Number       for
            (Street)                 of Reporting          Month/Year
                                     Person
                                     (Voluntary)           2/28/98
Revere     MA             02151
________________________________                        5. If         7. Individual or Joint/Group
(City     (State)          (Zip)                           Amendment,    Reporting
                                                           Date of        (check applicable line)
                                                           Original   _X__Form Filed by One Reporting
                                                           (Month/        Person
                                                           Year)      ____Form Filed by More than One
                                                                          Reporting Person

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                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security       2. Trans-   3. Trans-    4. Securities Acquired     5. Amount      6. Owner-       7. Nature
   (Instr. 3)                 action      action       (A) or                     of             ship            of
                              Date        Code         Disposed of (D)            Securities     Form:           Indirect
                             (Month/     (Instr.8)     (Instr. 3, 4 and 5)        Benefi-        Direct (D)      Beneficial
                              Day/                                                cially         or Indi-        Ownership
                              Year)                                               Owned at       rect (I)        (Instr. 4)
                                                                                  end of         (Instr. 4)
                                                                                  Issuer's
                                                                                  Fiscal
                                                                                  Year
                                                                                  (Instr. 3
                                                                                   and 4)
                                                    ___________________________
                                                     Amount    (A) or    Price
                                                               (D)



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_____________________
* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (9-96)


FORM 5 (continued)   Table II - Derivative Securities Acquired, Disposed of, or Beneficialy Owned
                           (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of          2. Con-   3. Trans-  4. Trans-  5. Num-    6. Date      7. Title      8. Price   9. Num-   10. Own-  11. Na-
 Derivative           version   action     action     ber of     Exercis-     and Amount    of De-     ber of    ership    ture of
 Security             or        Date       Code       Deri-      able and     of Under-     rivative   Deriva-   of        Indi-
 (Instr. 3)           Exer-     (Month/    (Instr.    vative     Expiration   lying Secu-   Secu-      tive      Deriva-   rect Ben-
                      cise       Day/       8)        Secu-      Date         rities        rity       Securi-   tive Se-  eficial
                      Price      Year)                rities     (Month/Day/  (Instr. 3     (Instr.    ties Ben- curity:   Owner-
                      of De-                          Acquired    Year)        and 4)        5)        eficially Direct    ship
                      rivative                        (A) or                                           Owned at  (D) or    (Instr.
                      Security                        Disposed                                         End of    Indirect   4)
                                                      of (D)                                           Year      (I)
                                                      (Instr. 3,                                       (Instr.   (Instr.
                                                       4, and 5)                                        4)        4)

                                                     ___________ ____________  _____________
                                                      (A)   (D)  Date   Expi-  Title   Amount
                                                                 Exer-  ra-            or
                                                                 cis-   tion           Number
                                                                 able   Date           of
                                                                                       Shares

Employee stock        $6.00           3/6/97    A    15,000      (1)    3/6/07 Class A 15,000           15,000      D
option (right                                                                  Common
to buy)                                                                        Stock


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Explanation of Responses:

(1) The option vests in four annual installments beginning March 6, 1999.





** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              /s/ Giles Taylor                           April 8, 1998
                                                                         ------------------------------------------  -------------
                                                                             ** Signature of Reporting Person             Date
                                                                                  Person
                                                                              Giles Taylor

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2
                                                                 SEC 2270 (7-96)